Exhibit 99.2
Big Lots
Fourth Quarter 2020 Earnings Call
March 5, 2021

Presenters
Bruce Thorn - President and Chief Executive Officer
Jonathan Ramsden - Executive Vice President, Chief Financial and Administrative Officer

Q&A Participants
Spencer Hanus – Wolfe Research
Joe Feldman – TAG
Chandni Luthra – Goldman Sachs
Peter Keith – Piper Sandler
Anthony Chukumba – Loop Capital Markets
Jason Haas – Bank of America
Brad Thomas – KeyBanc Capital Markets

Operator
Ladies and gentlemen, good morning and welcome to the Big Lots Fourth Quarter 2020 Conference Call. At this time, all participants are in a listen-only mode. If anyone should require operator assistance, please press star-zero on your telephone keypad. A question and answer session will follow the formal presentation. As a reminder, this conference is being recorded.

On the call today are Bruce Thorn, President and CEO, and Jonathan Ramsden, Executive Vice President, Chief Financial, and Administrative Officer. Before starting today’s call, the company would like to remind you that any forward-looking statements made on the call involve risks and uncertainties and are subject to the company’s safe harbor provisions as stated in company’s press release and SEC filings, and that actual results can differ materially from those described in forward-looking statements.

The company would like to also point out, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

I will now turn the call over to Bruce Thorn, President and CEO of Big Lots. Mr. Thorn, please go ahead.

BRUCE THORN
Thank you and good morning everyone.

2020 was a remarkable year for Big Lots and I am proud of our strong finish, which is reflected in the results we reported this morning. Comparable sales for the fourth quarter increased 7.9%

InComm Conferencing	Page 1 of 23	www.incommconferencing.com

and our diluted earnings per share were $2.59. This resulted in our strongest ever sales and earnings for a fiscal year, with a comp of 16.1% and $7.35 per share in adjusted earnings. Along with these results, I’ve been amazed by the evolution of our entire organization, which has been strongly aligned around our Operation North Star goals while working extremely hard to navigate what has been a very difficult external environment. For that, I want to say a BIG thank you to all of our associates across our stores, distribution centers, and corporate headquarters. Our accomplishments in 2020, which I will talk more about in a moment, were truly a team effort.

As we enter 2021, there are reasons to be hopeful that the global pandemic that has up-ended so many things will recede, and that we will be on a path to greater stability as the year progresses. However, we will not take our eye off the ball with regard to making our stores and workplaces as safe as possible, and we will continue to work with clear and rigorous safety standards, social distancing, and cleaning protocols in all of our stores and workplaces. During the course of 2020, we incurred more than $50 million in Covid-related expenses, including health and safety measures, as well as incremental pay and bonuses to stores and distribution center associates. We expect to incur further expense in 2021, albeit at a lower level. In addition, we are encouraging, supporting and facilitating our associates to get vaccinated as soon as they have the opportunity.

Coming back to the fourth quarter, we saw two distinct levels of performance – strong performance in November and in January when we had more appropriate inventory levels, and what I would refer to as a solid performance in December, where we continued to see underlying strength in our business, but were too sold-through on our Christmas seasonal assortment to maintain the double-digit comps that marked the balance of the year. Traffic was also clearly softer in December driven by Covid-19-related stay-at-home orders and different consumer shopping patterns caused by the pandemic. However, our core business continued to perform well and, following Christmas, for the balance of the quarter comp growth returned to double-digit levels, benefiting from broad-based category strength, and new stimulus payments that began to flow in early January. As our inventory levels were sold through, we were able to navigate through the Holiday period with fewer promotions than last year. This reduction in markdowns significantly mitigated the pressures felt from increased spot freight rates and higher supply chain charges we incurred.

Across all categories other than Food and Seasonal, we saw double-digit comps for the quarter as a whole.

Furniture sales increased 15% versus last year with strong growth in Upholstery, Ready to Assemble, and Mattresses. The home office trend continued throughout Q4, doubling year over year. Upholstery delivered a 20% increase and Mattresses grew 11%. The Broyhill brand had a strong impact on furniture, representing 17% of total furniture sales in the quarter – Upholstery was particularly strong for Broyhill, driving 30% of total upholstery sales.

InComm Conferencing	Page 2 of 23	www.incommconferencing.com

Soft Home had a double-digit comp increase led by strong trends within the Window, Home Organization, and Basic Bedding categories. Window continued strong performance for the year and was up over 35% for the quarter with Curtains up over 40% driven by incremental Broyhill and national brand offerings. Home Organization saw 25% growth driven by plastic storage and closet organization. Basic bedding was driven by strong performance in throws, pillows, and mattress toppers all delivering 20% comp or greater. Broyhill bedding, bath, window, and décor also delivered strong results delivering 20% of division sales in the quarter.

Our Seasonal business started the quarter off with strong double-digit comps. However, given a reduced buy of Christmas merchandise, and the strong early sell-through, we saw a lack of inventory to drive sales during the key selling weeks leading up to Christmas, resulting in a sales decline versus last year for the quarter of 12%. This negatively impacted the sales growth, but we saw a quick rebound in our Spring/Summer and Patio businesses in late January and early February.

Apparel continued to grow in sales penetration with nearly a 50% comp fueled by recognizable branded closeouts and key value items throughout the season. We saw strong sell through in graphic tees, fashion tops, cold weather fleece and sports apparel. As our customer is responding strongly to our well curated assortment, we will continue to lean into Apparel, a category that is margin accretive and highly productive. We are targeting another year of strong double-digit Apparel growth in 2021.

Hard Home Comps were up nearly 20% to last year with all departments delivering double digit increases. Key areas such as Kitchen Appliances, Cookware, Dinnerware, and Drinkware delivered over 30% comps, in part due to the “Cook and Dine at Home“ trend. With this trend we saw excellent performance from our Keurig pods and Keurig brewers and momentum has clearly continued into 2021.

We launched Pantry Optimization in the third quarter of 2020. As a reminder this involved repositioning footage from food staples to food entertainment as well as expanded space for consumables, including cleaning products and health & beauty; combining competitively priced national brands with an expanding assortment of closeouts. This creates a significant value differentiation from the competition. With the increased intensity of the pandemic during the colder winter months, this strategy outperformed our expectations. Customers were surprised and delighted to find more items on their shopping lists, at tremendous values. These categories drove repeat traffic and conversion lifting total sales productivity for Food and Consumables while driving margin dollar expansion.

Consumables had 15% sales growth. With key changes in Laundry/Household Chemicals and Health and Beauty, these departments grew at 23% and 19%, respectively. Food was up 1% in the quarter, a very good result considering we reduced and redistributed space in September. Our Holiday gift sets helped drive a 6% comp increase in the candy/gift area. We also saw a nice

InComm Conferencing	Page 3 of 23	www.incommconferencing.com

6% increase across our beverage, baking, and coffee departments thanks to the new assortments implemented during the Pantry Optimization initiative.

Across all categories, closeout sales in the 4th quarter were up 50% over the same quarter in 2019. Closeouts are an important part of our heritage and a significant reason why she shops us. In the quarter, she was able to find closeouts including brands such as Reeboks, Black & Decker, Nautica, Scott Brothers Bedding, Ann Taylor and Sealy. Given our expanding range of closeouts and strong heritage, we see continued growth here as a clear opportunity, especially as we strengthen our buying relationships and take advantage of space made available through our Queue Line project or identified through space planning and optimization in-store.

Our active rewards membership reached an all-time high in Q4, with positive 9.5% growth year over year. Rewards customers spent 21% more than last year in Q4 and 11% more per customer. Big Heroes continued in Q4 with our now “always-on” 10% discount for Military and Veterans. 25% of participants were new BIG Rewards members. We also successfully ran a targeted campaign to reactivate lapsed customers and at-risk of lapsing shoppers. Enrollment was another great growth story, up 38% to Q4 2019. We enrolled 9 million customers to Big Rewards for the full year – our biggest enrollment year ever. With all of these strong drivers, Rewards-attached sales exceeded 70% of our total sales for the quarter, representing more than 700 basis points in penetration expansion to last year. Rewards has been on an incredible trend, up around 10% per year for each of the past three years.

Throughout the quarter, we saw significant benefits from our Operation North Star strategies. These include our expanded ecommerce capabilities, Broyhill, the Lot, and our front-end Queue Line initiative. All of these initiatives have been successful and position us well to drive further gains in 2021, as we also accelerate additional closeout investments and depth in our apparel assortment.

Our ecommerce business was a huge success story throughout 2020, with the pandemic increasing customer expectations to be able to shop how, when and where they want. To that end, we have focused heavily on removing purchase friction and creating better customer experiences. During 2020, we introduced curbside pickup, same day delivery in partnership with Instacart and same-day delivery with biglots.com with PICKUP, allowing customers to order any item available at their local Big Lots store. Our Instacart and PICKUP delivery services continued to accelerate during the fourth quarter, making a significant contribution to our overall ecommerce-driven growth. As we detailed in our third quarter call, we now have Ship from Store capabilities in 47 stores, strategically identified to ensure 2-day delivery to 90% of our customers across the country. Last, over the past year we have expanded payment type choices available on-site to now include gift cards, the Big Lots Credit Card, and Lease Online / Pickup in Store, each of which have driven incremental volume. As you know, all of these achievements resulted in us being ranked number one in Total Retail’s Top Omnichannel Retailers Report.

InComm Conferencing	Page 4 of 23	www.incommconferencing.com

In total, ecomm and omnichannel sales grew over 130% versus Q4 last year, contributing close to 300 basis points to the overall company comp. KPIs were strong across the business, with site traffic up close to 40% and conversion more than doubling. Even with our increased demand, we were able to offer improved delivery times through 2-day shipping, same day delivery, and curbside pickup – all new compared to Holiday 2019. While we are pleased with ecomm’s success in 2020, we still have a long way to go on our omnichannel journey and this will be a key area for our future investment as I will detail in a moment. We believe there is tremendous runway as we reach new customers and drive incremental growth beyond 2020’s performance.

Our Broyhill lines – which launched in the spring – far outperformed our expectations in 2020. The line expanded beyond core home furniture to include area rugs, bed sheets, and decorative pillows. The customer reaction to the entire offering of this iconic brand remains very favorable, and we remain extremely excited about our 2021 extension of Broyhill into housewares and kitchen textiles. Broyhill generated over $400 million in first year sales and we firmly believe it is on track to being a billion-dollar brand. Broyhill customers spend twice as much as non-Broyhill customers and 10 times as much as non-furniture customers. This dynamic is driven both by basket size and visit frequency. One-third of Broyhill customers are new to Big Lots and 50% of Broyhill customers have already returned to make a second purchase either in stores or through Biglots.com.

Likewise, The Lot and Queue Line strategies were very successful in 2020. We rolled these strategies out to 750 stores, which performed well upon launch and accelerated in the fourth quarter driving close to 3 incremental comp points across these stores. Based on this success, we are now increasing our anticipated Lot and Queue Line conversions to 550 additional stores in 2021; most rolling out in spring. Meaning that by mid-year, over 90% of our stores will feature The Lot and Queue Line footprint features and assortments.

Another key aspect of our Operation North Star has been a keen focus on our expense architecture. Through our Fund the Journey initiative, I am proud to announce that we have secured $130 million of SG&A reductions to date, including savings baked into our 2021 operating plan. Additionally, through partnerships with our vendor base and through more thoughtful in-store markdown activities, we have expanded margin by approximately $30 million. Our efforts to drive more savings will continue in 2021 and beyond.

As we turn to 2021, a key focus will be to make investments in our supply chain to increase throughput, improve efficiencies, and support omni-channel demand. Late this summer, we will open two third-party operated Forward Distribution Centers, one in the Northeast and one in the Southeast, to help process bulk items, primarily our Furniture offerings and palletized goods such as bottled water. In addition, we will invest in centralized repacking capabilities at our DC in Columbus that will allow for more efficient and cost-effective picking – on a per store basis – of less than a full case of items, even as our store count and demand grow. These capabilities will help make our other regional distribution centers more efficient, as they can focus on case

InComm Conferencing	Page 5 of 23	www.incommconferencing.com

picking. These investments will enable us to get merchandise to our stores more quickly, efficiently and responsively, improving our in-stocks in many items. In addition, Forward Distribution Centers will provide a scalable platform to support our future growth, and we expect to stand up additional FDC locations beyond 2021.

Another 2021 prioritization is to enhance the customer experience in our stores, particularly those stores that did not go through a full remodel under our Store of the Future program. Starting in 2021, and extending over the next few years, we will invest in a store refresh program encompassing new exterior signage, internal repainting, and updated floors and bathrooms. This program will be much less expensive on a per store basis than our prior Store of the Future program, but will deliver a more consistent brand experience across our stores.

We will work in 2021 to further strengthen our ecommerce capabilities and customer data insights. We will invest to improve user experience, omni-channel capabilities with ship-to-store, and personalization capabilities through expanded use of customer data platforms, online customer panels and more advanced segmentation.

We are excited by new merchandising initiatives in 2021. These include the strengthening of our value-driving assortment with Closeouts across our merchandise categories; the aforementioned Apparel expansion; additional Broyhill growth into adjacent departments; expanding our Pet offerings given the acceleration of pet adoptions during 2020, and the trend for the humanization of the pet and the productivity of pet products; also our Big Buys initiative that will increase our value price impressions throughout the main aisles and featured end-cap presentations. Finally, Seasonal is a key area of opportunity for us as we know we left sales on the table with depleted inventory levels in 2020.

We continue to enhance our value-focused proposition. Our newly launched Onederland program offers a selection of products priced at $1 to drive conversion and excitement.

Additionally, we are transforming how we work. As an example, in 2021, we will launch data-driven space planning capabilities for the first time in the company’s history. Focusing on space productivity, we will have better analytical tools to impact future buy cycles, optimize floorplans per store, further optimize allocation & replenishment, and improve store compliance for planogram execution. We expect that these capabilities will greatly enhance our productivity, store by store and category by category, with a focus on on-shelf availability of relevant products. Most importantly, it will create a more relevant customer assortment to increase sales and increase customer satisfaction, fueling return visits. We are excited to be adding this tool to our merchandise program as we transform the way we work.

As a result of all of these initiatives, we are entering 2021 with momentum and excitement about the opportunities ahead of us this year. While unusually cold and snowy winter weather impacted traffic trends mid-February, the year is off to a strong start. Comps will moderate in March as we lap the stock-up period during the first phase of the pandemic last year, and again

InComm Conferencing	Page 6 of 23	www.incommconferencing.com

from mid-April when we are up against the first stimulus-driven sales period. However, we expect to end with positive comps for the quarter and growth in EPS on top of a strong growth quarter last year. Overall, while comparatives will be challenging throughout this year, and especially in Q2 and Q3, we expect to continue driving significant improvements in our underlying performance and shareholder value creation. Over the past year, we have clearly benefited from government stimulus, and from the nesting trend that resulted from the pandemic. However, we are very confident that our performance is also being driven significantly by our Operation North Star strategies, and that week by week we are becoming a stronger company.

I’ll now turn the call over to Jonathan for more insight on our financial results for the quarter and our outlook for 2021.

JONATHAN RAMSDEN
Thanks Bruce, and good morning everyone. I would like to add my heartfelt thanks to the entire Big Lots team for their amazing efforts and commitment over the past year. And the team is pulling together as we enter 2021 to continue the great progress we made in 2020.

Net sales for the fourth quarter were $1.738 billion, an 8% increase compared to $1.607 billion a year ago. The growth was driven by a record fourth quarter comparable sales increase of 7.9%. Comps were driven by strong growth in basket across both channels. Transactions were down slightly, driven by store traffic, which was impacted by stay at home orders, particularly on the West coast, as well as the generally softer traffic we have seen on peak shopping days during the pandemic. As Bruce mentioned, in terms of cadence through the quarter, the underlying trend by month was strongest in November and January with relative softness in December, given slower traffic and lower levels of seasonal inventory. Our strong fourth quarter comps drove us to record annual sales of $6.2 billion, an increase of $876 million from 2019.

Net income for the fourth quarter was $98.0 million, compared to $93.8 million in Q4 of 2019. Diluted EPS for the quarter was $2.59, nine cents above the high end of our guidance range provided in early January. As a reminder, we reported EPS of $2.39 last year. For the full year, we achieved adjusted diluted earnings per share of $7.35, more than twice what we reported for 2019, and resulting in record earnings on both a GAAP and adjusted non-GAAP basis.

The gross margin rate for Q4 was 39.4%, down slightly from last year’s fourth quarter rate, with freight headwinds offsetting a significant reduction in markdowns. Our gross margin rate was essentially in line with expectations at the beginning of the quarter, although the freight impact and markdown benefit were both somewhat greater than expected.

Total expense dollars for the quarter, including depreciation, were $554 million, up from $508 million last year, again essentially in line with beginning of quarter expectations. Drivers of the increase were $12 million of additional expense from the sale and leaseback of our distribution

InComm Conferencing	Page 7 of 23	www.incommconferencing.com

centers, $11 million of additional store and corporate bonus expense, $6.5 million of higher non-cash equity comp expense, on-going Covid-related cleaning costs and supplies of approximately $5 million, and some expense flex on higher sales.

Interest expense for the quarter was $2.6 million, down from $3.2 million in Q4 last year, primarily as a result of paying off the balance on our unsecured line of credit earlier in 2020, partially offset by notional interest associated with the gain deferral on our sale/leaseback transactions.

The income tax rate in the fourth quarter was 24.6%, compared to last year’s adjusted rate of 23.2%, both impacted by the resolution of discrete items. The impact of favorable discrete items was similar in value in 2020 compared to 2019, but the impact on the tax rate was less significant due to much higher pre-tax income. Prior to discrete items, this year’s income tax rate was 25.9% compared to last year’s adjusted rate of 26.0%.

Moving on to the balance sheet, inventory on-hand was down mid-single digits, but total inventory was up 2.1% to $940.3 million, driven by higher in-transit inventory as we worked to have product ship prior to the lunar new year, drive replenishment after strong fourth quarter sell throughs, and to match underlying stronger business trends versus the close of 2019.

During Q4, we had no new store openings and closed 3 stores, leaving us with 1,408 stores and total selling square footage of 32.0 million. For the full year, we opened 24 stores and closed 20. Our new store openings were impacted by decisions we made at the beginning of the pandemic to defer some openings into 2021, but we were pleased to still achieve net store count growth. This was aided by our new store performance intervention program, along with successful lease renewal negotiations, which reduced the number of store closures. We expect to accelerate net store count growth in 2021, and more significantly beyond, and continue to believe that unit growth can be a major driver of our performance.

Capital expenditures for the quarter were $32 million, compared to $33 million last year. Full year capex was $135 million versus $265 million last year, with the reduction driven by our evolution away from Store of the Future, as well as fewer new store openings and lapping investments in our new California distribution center. Depreciation expense in Q4 was $33.6 million, approximately $3.8 million lower than the same period last year.

We ended the fourth quarter with $560 million of Cash and Cash Equivalents and $36 million of long-term debt. This represents a $750 million year over year increase in our net cash position, driven both by tremendous free cash flow and the net proceeds from the sale and leaseback of our distribution centers completed in June. As a reminder, at the end of 2019, we had $53 million of Cash and Cash Equivalents and $279 million of long-term debt.

InComm Conferencing	Page 8 of 23	www.incommconferencing.com

We repurchased 1.6 million shares during the quarter for $73 million, at an average cost per share of $46.38, under our previously announced $500 million share repurchase authorization, with $327 million remaining as of the end of the quarter. Share repurchases remain an important part of our capital allocation strategy going forward, in particular given our significant excess liquidity. In total, we returned $219 million to shareholders during 2020.

As announced in a separate release, our Board of Directors declared a quarterly cash dividend for the first quarter of 2021 of $0.30 per common share. This dividend is payable on April 2, 2021 to shareholders of record on the close of business on March 19, 2021.

Turning to 2021, based on currently available information, for the first quarter the Company expects to achieve diluted earnings per share in the range of $1.30 to $1.45, compared to $1.26 per diluted share in 2020. This guidance is based on a low single digit comparable sales increase and a total sales increase approximately 80 bps higher than the lift in comparable sales. This guidance considers our strong start to 2021 but anticipates comp pressure as we lap strong stock-up comps from the first phase of the pandemic in March of last year, and particularly from mid-April when government stimulus significantly accelerated sales in 2020. The guidance does not incorporate any share repurchases we may complete in the first quarter.

We expect gross margin rate for the first quarter to be flat to slightly up to last year, as a year over year markdown benefit early in the quarter is largely offset by continued higher freight costs and the mix impact of Pantry Optimization, which launched in Q3 of last year.

From an SG&A perspective, at our projected sales levels, we expect some deleverage in the quarter. However, excluding approximately $12 million of expense impact from the sale and leaseback in June 2020, expenses would lever slightly.

With regard to the full year, we expect that our financial performance will be significantly affected by the ongoing pandemic, including the continued evolution of consumer shopping behaviors, potential additional stimulus, and other macro-driven factors. As a result, at this point we do not believe we have sufficient visibility to provide full year guidance on sales or EPS.

We do expect to face ongoing pressure from higher freight costs through the year, as well as some adverse mix impact from our Pantry Optimization strategy. This will be partially offset by lower shrink and other mix effects, but with the net result that our gross margin rate is likely to be slightly down.

We expect SG&A expense dollars for the year to be down, with benefits from lower Covid-related expense, normalization of bonus expense, and structural expense savings, offset by incremental expense from the sale/leaseback, higher non-cash equity compensation expense, higher new store expense due to increased openings, higher wage levels, and investments in our new Forward Deployment Centers and other strategic investments. The Forward Deployed

InComm Conferencing	Page 9 of 23	www.incommconferencing.com

Center investment for this year will add approximately $10 million in SG&A beginning mid-summer.

Our SG&A expectations for the year incorporate around $30 million of incremental structural expense savings across store labor, our supply chain and general office. By the close of 2021, we will have reduced SG&A by at least $130 million versus the start of 2019 and, supported by our ongoing culture of frugality, we expect to drive this figure higher.

Capital expenditures for 2021 are expected to be in the range of $180 million to $190 million with a focus on strategic investments to strengthen and accelerate the business. These investments include the aforementioned LOT and Queue Line store conversions, omni-channel capabilities, Space Planning technology, and customer analytics capabilities. In addition, we expect to open 50 to 60 stores in 2021, of which around 20 will be relocations.

As we think about inventory levels throughout 2021, it is important to note that we will be up against some very depleted 2020 inventory levels, which we know caused us to miss sales and adversely impact our customer’s in-store experience. In addition, we expect to flow some receipts earlier to mitigate freight costs. As a result, we expect headline inventory levels to be up significantly over 2020, especially at the end of Q2 and Q3. However, on a two-year basis inventory levels will reflect strong turn improvement. For Q1, including in-transit, our ending inventory will be up around 15% as we lap depleted inventories at the end of the first quarter last year, but approximately flat to 2019 against a two-year double-digit sales increase. We expect that inventories will continue to run close to flat on a 2-year basis through the balance of the year.

We expect interest expense for the year to be approximately flat, with lower interest on borrowings offset by notional interest expense related to the sale/leaseback gain deferral.

Overall, 2021 headline numbers will reflect challenging comparisons to 2020, but we believe will reflect strong underlying performance, and excellent growth versus 2019. We have great momentum coming into the year and a strong plan guided by Operation North Star.

I’ll now turn the call back over to our Moderator so that we can begin to address your questions.

Q&A

Thank you. We'll now be conducting a question and answer session. If you'd like to be placed in the question queue, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue.

InComm Conferencing	Page 10 of 23	www.incommconferencing.com

For participants using speaker equipment, it may be necessary to pick up your handset before pressing star-one. One moment, please, while we poll for questions.

Our first question today is coming from Greg Badishkanian from Wolfe Research. Your line is now live.

Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. Can you talk about what gets you comfortable with the low single digit comp for the first quarter? And then how are you guys thinking about the benefit from stimulus during 1Q? And then I guess on a two year stack basis, it implies comps up roughly low teens. Is that a good way to think about comps for the full year, a good starting point?

Jonathan Ramsden
Yeah. Hey, Spencer, I'll be happy to take that, and then maybe Bruce will want to add a couple of comments.

So, obviously, Q1 is a very complex quarter, because there are a lot of moving parts and we're up against some significant variability by week as we went through Q1 last year, when February started off fairly soft and then we saw the stock-up benefit in March, then had a little bit of a dip before we saw the first benefit of the stimulus in mid-April, which, you know, drove comps a lot higher.

So, we're modeling gains there and we're looking at each of those weeks. We're factoring in the impact of the timing of tax refunds, which are coming out later this year, the stimulus effect from the December stimulus, which is still having some impact and there's still some dollars to drop on that. We haven't at this point baked in the next stimulus, which appears likely to pass in the near future.

I would say what we've seen over time is a little bit of a diminishing return on those stimulus injections, that the benefit we got from the December stimulus was less than the April stimulus, and we're assuming that will probably go a little--you know, a little further, partly because people are saving more of the stimulus payments than they were at the beginning of the pandemic with the first round.

So, there are a lot of moving parts. We're modeling it out based on all those moving parts. And we're obviously close to five weeks into the quarter, so we've seen where we've been quarter to date. And that gives us some comfort about where we're trending for the quarter as a whole. I think a key point is our underlying business is very strong.

When you sort of a bracket out some of those timing and stimulus, you know, driven differences, we're seeing really strong comps across most of our categories. Not surprisingly, food and consumables is a little light, you know, right now given what we're starting to come

InComm Conferencing	Page 11 of 23	www.incommconferencing.com

up against. But we feel good about the trend, and we feel that the guidance we've given on comps make sense given everything we're seeing.

Bruce Thorn
Yeah. And Spencer, I'll just add to what Jonathan said. Q1 definitely is off to a good start. We think the customer is healthy. She's still valuing value, home, e-commerce, and shopping on her terms. I think our Operation North Star initiatives are proving very well to be what she wants in Q1. And we're entering 2021 with more reward customers than ever before, so we feel good about how we're starting the year.

Jonathan Ramsden
And then, Spencer, just to come back to the last, you know, point of your question about two year comps, yeah, agree with your math on Q1. I wouldn't necessarily take that as--you know, as a kind of hard and fast guide to where we're going to be. Every quarter is different this year.

You know, in Q1, we are still getting some benefit from the December stimulus. As we get to the latter part of the year, you know, we're assuming there will be, little or no stimulus or unemployment benefit that we are currently benefiting from. But there are lots of puts and takes in every quarter, including the fact that, when we get to Q4, we--you know, we don't have the--you know, we'll be lapping a seasonal headwind. So, I think you have to look at every quarter differently, but I wouldn't count on the two-year comp being the same for the balance of the year.

Spencer Hanus
That's really helpful. And then, on your inventory, how comfortable are you with what--where inventory levels are today? And are--do you feel a little bit light or are you good today?

Jonathan Ramsden
Yeah, I think we feel, you know, pretty good. We have--our on-hand has remained in negative territory and we are, you know, working to get that back to something that makes us more comfortable because of the flat--little bit higher on-hand, you know, at the end of Q1. You know, we've had some processing challenges, as we've talked about, getting inventory through our DCs, which is--was--which has impacted the on-hand levels.

But we're--we are on track. We are hopeful that we're going to be back in a good position. Obviously, sales is an important dynamic in that, but we feel good about where we're tracking to at the end of Q1.

Spencer Hanus
And then you talked about 50 to 60 new stores in 2021. How are--how should we think about where those new stores will be located? Are they going to be in your core markets? Are they going to be in new markets? And then, how does the store format differ from what your existing store looks like today?

InComm Conferencing	Page 12 of 23	www.incommconferencing.com

Jonathan Ramsden
Yeah, these--Spencer, these are mostly, you know, conventional stores, pretty much all, in fact, consistent with our existing store format. Some of--about 20 of them are relos where we are in many cases taking more space, moving from a store where there was limited furniture penetration, for example, to a bigger store where we can have a full furniture assortment. But other than that, they're generally consistent with our existing boxes.

In terms of, you know, the geography, they're pretty diverse in terms of where they are across the country. I wouldn't say there's any particular callout there. But to your point, we are continuing to explore different formats for stores going forward. Our priority this year is to return to healthy store count growth. We were slightly positive the last two years. We want to accelerate, but we do think there are a lot of interesting opportunities going forward.

And that's both with our existing format where there are fill-in opportunities in existing markets where we do well, as well as a lot of white space in markets where we aren't penetrated. And then there is an opportunity for different formats that we are--we're spending a lot of time evaluating right now.

Spencer Hanus
Great. Thank you.

Operator
Thank you. Our next question today is coming from Joe Feldman from TAG. Your line is now live.

Joe Feldman
Great. Thanks, guys. Wanted to ask, on the e-commerce business, can you share a little more color on what's selling? Like, are people are starting to buy more of the furniture and bulky items? Is that kind of, I guess, sparking the--those new two forward distribution centers, or are people still buying smaller ticket maybe? Just any complexion you could share on that would be helpful.

Bruce Thorn
Yeah, Joe, I'll start this one off. Thanks for the question. And we're really pleased with our growth in e-commerce. As we stated before in our opening remarks, you know, it's grown significantly, twice last year's volume in Q4, and Q4 was nearly 5% of sales. And, you know, it wasn't so long ago when we were under $50 million in sales total. That was back in 2018, and now this channel looks like it could grow to $1 billion in a handful of years. So, we're really pleased with that.

The type of items that are selling are anything from an Instacart order that will fit in the back of a trunk all the way up to a Broyhill sectional sofa that can be delivered same day through

InComm Conferencing	Page 13 of 23	www.incommconferencing.com

PICKUP or on a two-day ship from store out of one of our 47 stores. So, we're really pleased with that.

We are seeing tremendous interest along with this home nesting trend to buy that furniture online. And so, that's been a nice addition. And we're seeing a tremendous amount of new customers come through this e-comm channel that we didn't have before.

So, conversion rates continue to grow, in fact doubled over last year, very strong traffic, nearly 40% up year-over-year. We've made it easy to shop with Instacart, PICKUP, ship from store, and direct vendor shipments as well, so seeing a lot of home type of products being ordered through the e-comm channel.

Joe Feldman
Got it. That's helpful. Thank you. And then, you know, you mentioned new customers, and that was something else we wanted to ask you about. With--I think you said with the Reward program you saw nine million new customers for the year. And I was just wondering, you know, if what you're seeing--are they behaving the same way as your historical customers, or are they different at all, younger? Are they buying different things, spending more? And maybe if you could tie in the e-commerce new customers you're seeing to that too, that would be helpful. Thanks.

Bruce Thorn
Yeah, the--that's a good question. The--first off, you know, a lot of our--you know, in some months, half of our rewards customer sign-ups come through the e-commerce channel. And so, that's a nice way to pick up new customers.

But you're right. We added nine million rewards customers. Our growth in rewards customers or new to our file has been roughly 10% for the last three years, so net 21 million in total. We're retaining these customers at a better rate than prior years, and these retained customers that we're getting are spending more than 25% more in 2020 than they did in 2019. And the satisfaction scores across our network and stores has never been higher from a Net Promoter Score, so we're happy to see that.

In terms of age, I can't comment on that right now. We'll look into that a little bit more and get back to you. But I do know that there's a lot of the nesting trend going on and that furniture, improving the home space for work, for life, is key. And we technically see a younger customer in that area, so I'm sure there's some aging down, which is a good trend to have in that customer growth and growth file. But this growth to 21 million and growing 10% a year is like a customer annuity pipeline for us and sets us up in a nice way for '21.

Joe Feldman
That's great. No, thanks, guys, and good luck with this quarter.

InComm Conferencing	Page 14 of 23	www.incommconferencing.com

Bruce Thorn
Thank you, Joe.

Jonathan Ramsden
Thanks, Joe.

Operator
Thank you. Our next question today is coming from Chandni Luthra from Goldman Sachs. Your line is now live.

Chandni Luthra
Hey, good morning, guys. Thank you for taking the question. I'd like to talk about share repurchase a little bit. So, you guys repurchased 73 million worth of shares at 46 bucks in the quarter. Stock's obviously a bit higher than that right now, you know, has been for the last couple of weeks. As we think about buyback going forward, could you perhaps throw some color as to how you think about it? You know, do you think about repurchase more opportunistically, or is it, you know, based on a forward set plan typically? Thank you.

Jonathan Ramsden
Hey, Chandni, good morning and thanks for the question. I'll be happy to take that one. So, just as a reminder, we had a $500 million share repurchase authorized by the board last August. We've done--or we did $173 million of that through the end of Q4, you know, to the point of your question.

When we authorized that amount, we--yeah, we felt confident that we would have, I would call it, excess liquidity available to fund that. And, you know, clearly since then, we've continued to perform well. So, that picture hasn't changed, and we certainly think we have the liquidity to continue moving through that $500 million authorization.

The specific decision on execution is one we make quarter by quarter. We review with our board and capital allocation planning committee, and we certainly, you know, take into account where the stock is currently trading when we set the grid. Typically, we're doing a 10b5-1 plan we're locking in at the beginning of the quarter. And those plans are structured to become more aggressive at lower stock price levels, but also to lock in a kind of base level of repurchases typically.

So, again, it's a quarter by quarter determination. We certainly don't intend to carry, you know, the excess liquidity we have on the balance sheet on a long-term basis. And we want to deploy that capital in a more productive way, and we expect that share repurchases will remain the key way that we will do that in the near term.

InComm Conferencing	Page 15 of 23	www.incommconferencing.com

And obviously, that takes into account the assumption that our capital expenditures in the business, which would be our top priority to invest within the business, are going to be fully funded from operating cash flow, which we certainly expect to be the case.

Chandni Luthra
Great. And if I could get a quick follow-up on gross margins for next year, especially as we think about the promotional environment, you know, that most retailers have talked about as we go beyond the first quarter, how do you think about the promotional backdrop, you know, vis-à-vis freight charges? And how do you think that sort of, you know, flows through the balance of 2021?

Bruce Thorn
You want me to start with that?

Jonathan Ramsden
Well, we have--.

Bruce Thorn
--Yeah, go--

Jonathan Ramsden
--Sure. Go ahead, Bruce, yeah.

Bruce Thorn
Yeah. No, it's a good question, Chandni. We expect that our promotional activity will be lower than 2019. We had a good--lower promotional activity through 2020.

With regard to a freight impact, we're doing things to mitigate that. We're in negotiations. We've got a great ecosystem of vendors and freight carriers that we're working with, smoothing out volumes to lower those rates, and then get the capacity. But overall, you know, just tremendous, tremendous, good work. With less markdowns in 2020, we expect (INAUDIBLE).

Jonathan Ramsden
You cut out a little bit, Bruce.

Bruce Thorn
Go ahead, Jonathan.

Jonathan Ramsden
Sorry, yeah, Chandni, I would just add that I think, you know, to echo really what Bruce said, that we've gotten much more effective at deploying promotions, I think, during 2020. So we used to do a lot of those big whole house friends and family events, which were a fairly blunt instrument. And as our rewards database has grown and we have more data and we learn more

InComm Conferencing	Page 16 of 23	www.incommconferencing.com

about what promos work, I think our ability to be much more targeted with our promotions has significantly improved.

And then you look at a month like January this year where we were significantly less promotional, and we still delivered a great comp, and we feel good about that. We made a lot more money in January then we have done in past years.

Chandni Luthra
Great, thank you so much.

Operator
Thank you. Our next question today is coming from Peter Keith from Piper Sandler. Your line is now live.

Peter Keith
Hi. Thanks. Good morning, everyone. Hope you're doing well. Maybe just a follow on that last question regarding gross margin. There's certainly a lot of investor concern around freight headwinds and ocean freight. And I was hoping you could provide maybe the shape of that headwind to your full year. Is that something that you think will run smoothly or equivalent across all quarters? Is it front-end loaded, back-end loaded? And maybe even a full-year quantification of the impact would be helpful.

Jonathan Ramsden
Yeah, I'll be able to--morning, Peter. I'll be able to kick off on that. Yeah, we definitely think it's going to be a full-year headwind. There's no reason at this point to think that it's going to kind of abate in 2021. It will probably be '22 before we start to see year-over-year relief on that, based on everything we're seeing and hearing, and talking to our partners.

I would say in terms of the cadence through the year, probably relatively even at this point based on what we're seeing. And, you know, we haven't really quantified it, and it's continuing to evolve, obviously, but it is—it is a meaningful headwind throughout '21.

Peter Keith
Okay. And I think in the prepared remarks, Jonathan, factoring that in you would still expect gross margin just to be down slightly?

Jonathan Ramsden
Exactly. Yeah, we think we'll make up some ground in other areas that will put us in that range.

Peter Keith
Okay, great. Moving on to a different topic, you did mention this new capability with data-driven space planning capabilities, and I was hoping you could unpack that for us a little bit.

InComm Conferencing	Page 17 of 23	www.incommconferencing.com

Maybe give us a sense of the timing of when that started to roll out. And even qualitatively, what might we see at the store in terms of changes as this technology gets implemented?

Bruce Thorn
I'll take that one, Jonathan. Good question, Peter. Space planning is something that under new leadership, Jack Pestello in merchandising, is something that we've already started working on. It's our first tool into better utilizing our space in our store, so it's basically being able to planogram down to the store level and customize to every store--because not all stores are equal--the space, so that we can get better allocation. We can get better planning, better sell through, and getting in and out of sets better.

We can also increase our ability to customize assortments to a store, localization. And because of that, we believe we are going to get improved sales per square foot and margin dollars per square foot in our stores. And so this has already started; there’s progress has been started. And by midyear, we should start seeing some rollout of this, and then extending to our entire fleet.

So it's going to take some time, but we'll see benefit starting in back half of '21 and then going into '22.

Peter Keith
Terrific, sounds good. Thanks so much.

Operator
Thanks. Our next question today is coming from Anthony Chukumba from Loop Capital Markets. Your line is now live.

Anthony Chukumba
Good morning and congratulations on a really strong year. Just wanted to--I had two questions. I guess the first one is on lease-to-own and what you saw there in the fourth quarter, and how much of a contributor that was to your strong furniture sales.

Jonathan Ramsden
Yeah, I'll be able to kick off on that, Anthony. Good morning. Thanks for the congratulations. Yeah, what we've seen all year is that our leasing business has been down. Customers have had more cash available to purchase furniture, so year-over-year the approval rates have been pretty consistent, but the leasing demand has been lower just because we've seen a tender shift to other types of purchases.

Anthony Chukumba
Got it. And then I just wanted a little bit of clarification. Okay, so you said you're going to open 50 to 60 new stores, but 20 of those are going to be relocations, though, in terms of just sort of

InComm Conferencing	Page 18 of 23	www.incommconferencing.com

completely new stores, and you're talking 30 to 40. And I guess I was just wondering, what do you anticipate in terms of just, you know, sort of store closings?

Jonathan Ramsden
Yeah, that's a key part of the equation here, Anthony. We're trying to get the closings down, so we're anticipating something in the region of 15 outright closings for the year, to drive a meaningful net store count increase. And that's partly coming from what we refer to as our store performance intervention program, where we've spent a lot of time looking at underperforming stores, particularly those coming up for lease renewal, and really worked hard to improve that performance so we don't need to close them.

And then also we had some--you know, some good productive negotiations with landlords in 2020 that have helped with, from an occupancy standpoint, to make it viable to keep more stores open. So it's a constant process.

I guess the other key point again, just to reiterate, is beyond '21 we do expect to continue to accelerate the openings and we're hopeful that we can keep the closures, the outright closures, at a pretty low level so we can continue to grow that net store count impact to our overall sales growth.

Anthony Chukumba
Got it. Thank you so much. Keep up the good work.

Bruce Thorn
Thanks, Anthony.

Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question today is coming from Jason Haas from Bank of America. Your line is now live.

Jason Haas
Good morning and thanks for taking my questions. Can you talk about what you're seeing with regards to closeout availability? We've heard some commentary from others that there may be some challenges, given how strong sales have been and inventory shortages. So curious to know what you're seeing there.

And then also related to that, can you provide some more color on just what you're doing with regards to that department? Are you adding any sort of new merchants or any other sort of capabilities there? Thanks.

InComm Conferencing	Page 19 of 23	www.incommconferencing.com

Bruce Thorn
Yeah, Jason, good morning. Thanks for the question. You know, I'll tell you what, we are really pleased with our focus on closeout and getting back to our roots, our DNA being the deal place. But you know I'll tell you, we grew 50% in terms of closeouts in Q4 across all categories. You know, we continue to grow in these areas. We're trying to find the intersection where quality and price intersect, and availability, and we haven't reached that yet, so it's good news. We still think there's good, strong availability.

It's a bit tougher in food and consumables, and that's where we've lagged a bit because of the pandemic. Things are tighter there. But across all other categories, we're getting back into these things, so it's all growth and it's all north, if you will, on that. We're a deal store. Closeouts, like I said, is our DNA.

We're starting to see great penetration in areas like apparel where we mentioned in the opening remarks having brands like Reebok, Nautica, Ann Taylor, Scott Brothers, and soft home and hard home deals as well. So we're excited about our growth in these areas, and we know our customers are as well. And the vendors that are supplying these closeouts are happy to see us back in the business.

Year-over-year, our closeout growth grew over--grew nearly 40%. So we see this as loads of opportunity as our team continues to reach out to our vendor base and grow. So food and consumables lagging a bit. Everywhere else, it's green and growing.

Jason Haas
That's great, thank you. And then as a follow-up question, how are you thinking about the assortment as the country begins to reopen, vaccinations start to go out? Just what are you expecting in terms of how customer spending habits might shift? And any color on what you're doing to retain a lot of the new customers that you've gained over the past year. Thanks.

Bruce Thorn
Yeah, and a great follow-up question. You know, our customer is all about value and shopping on her terms. So e-commerce, being an omnichannel retailer and all the work we've done there is really playing out, as well as our assortment fits that need very well. And all the Operation North Star strategic work we've done is doing nicely. So we can see--we see even post-COVID the home nesting trend to continue.

We think we're well positioned with our growth in Broyhill and other brands in the home. Home office is going to continue to be a winner in an area for penetrating into that. We do believe that she'll want to travel a bit more, so we're looking into all things that help travel, luggage and things like that.

Our convenience, you know, e-commerce, we're going to continue to get better and better at that, making it safe, easy, convenient. That's going to be a trend that's going to continue. And

InComm Conferencing	Page 20 of 23	www.incommconferencing.com

we're going to add a lot more personalization and services this year that remove friction through that channel, making it easy to shop, seeing bestsellers, more types of payments and personalization to really reach her.

Value is going to continue to be huge. It never goes out of style, and so we'll continue to grow our closeout deals, our engineered big buys, name brands like in our pantry optimization initiative that are competitively priced, but deals, deals, deals. So I think we are well positioned for post-COVID-19, and I think the customer is healthy. And those trends on value, home, and e-commerce are going to stay and be strong.

Jason Haas
Great, thank you.

Bruce Thorn
You got it.

Operator
Ladies and gentlemen, in the interest of time, our final question today is coming from Brad Thomas from KeyBanc Capital Markets. Your line is now live.

Brad Thomas
Hi, good morning. Thanks for taking the question, and congrats on a great year. I want to ask two questions about how to think about 2020 at a high level, knowing you haven't given full-year guidance. The first on sales, it seems to me you have a ton of opportunity still to grow on what you did last year with elements like expanding the Lot, things you're doing with merchandising, and quarters where the inventory was lighter where you wanted it.

Is there any ability to maybe quantify what that opportunity is, just from the blocking and tackling and the initiatives being a bit better here this year?

Jonathan Ramsden
Yeah, I'll be able to take a pass at answering that, Brad. Again, there are a lot of moving parts as we think about our comps. There were quarter by quarter many moving parts in 2020. And as we look to 2021, that will remain the case. I think a key point, though, is when we came into 2020, we said we expected our comps to accelerate through the year, and that in Q3, Q4, we would be posting pretty nice comps, reflecting the benefit of all of the initiatives, pantry op, queue, Lot, Broyhill, e-comm growth.

And that's really what we believe happened. You know, it's masked a little bit by the stimulus and the nesting trend, but underneath that our data says that we really did get the benefits and more than we expected from those initiatives, and we expect to continue that into 2021. And then on top of that, you've got the kind of one-time effect of stimulus, and probably nesting will be a one-time effect eventually when things return to a level of normalcy.

InComm Conferencing	Page 21 of 23	www.incommconferencing.com

But the important point for us is we believe our underlying strategies are working, and that when we kind of get back to normalcy, they will continue to move us forward.

Brad Thomas
That's helpful. And then regarding SG&A, Jonathan, can you give us any more help of how to think about modeling SG&A for the year? I think you mentioned a $30 million savings with the desire to get that higher for 2021 versus 2020. How should we think about where it might be if sales come on the stronger end of the spectrum, versus if these prove to be tougher comps and you have a little bit more trouble against the really tough comparisons you're up against?

Jonathan Ramsden
Yeah, I think--you know, I'm probably starting to sound a bit like a broken record with this comment, but it's very complicated, again, in terms of expenses because of all the puts and takes year-over-year. I think what we learned in 2020 very clearly was that the expense flex as we delivered higher sales was very modest. So we got tremendous leverage from delivering higher sales. And again, over time our objective is to grow our productivity significantly and harvest that, that leverage benefit.

If you look at some of the other puts and takes in 2021 you've got the--we have significant COVID expenses in 2020, a substantial proportion of which we don't expect to lap, but we will continue to have some of those. We had full stretch bonus payments pretty much in 2020, and that will normalize in '21. And then we've got the benefit of the structural savings you just talked about.

Against that, we've got the full-year impact of sale-leaseback expense. We've also got strategic investments we're making, including with our new stores with the forward distribution centers we talked about. And then there's a little bit of wage pressure we alluded to, and then various other puts and takes, including equity comp.

So that's a fairly long-winded answer to say that there are a lot of moving parts. Our guidance for the year is that SG&A will be down in dollar terms. You know, to the extent that sales are coming in higher, then we are assuming in our internal plan we wouldn't expect to be adding a lot of SG&A dollars. There are some investments we might choose to make at that point.

On the contrary, if sales come below our plan, you know, we certainly have the ability to take expense out, but we do have a lot of fixed expense in there, which also on the downside limits our opportunity somewhat there. But again, we remain highly focused on trying to take structural costs out. We have savings opportunities which we believe are there beyond what we have baked into our internal plan into that guidance, and we'll be working very hard to harvest those in 2021.

Brad Thomas

InComm Conferencing	Page 22 of 23	www.incommconferencing.com

That's all really helpful. Thank you so much.

Jonathan Ramsden
Thank you, Brad.

Operator
Thank you. We've reached the end of our question-and-answer session. Ladies and gentlemen, that does conclude today's teleconference and webcast. A replay of this call will be available to you by 12 noon Eastern time this afternoon, December 4-- I'm sorry, excuse me, March 5. The replay will end at 11:59 p.m. Eastern time.

You can access the replay by dialing toll-free 877-660-6853 and enter replay confirmation 13715962, followed by the #. The toll number 1-201-612-7415, and enter replay confirmation 13715962, followed by the #. This does conclude today's teleconference. You may now disconnect and have a great day. We thank you for your participation today.

InComm Conferencing	Page 23 of 23	www.incommconferencing.com